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                                                                EXHIBIT 99.29


                                  NEWS RELEASE


                                                        FOR IMMEDIATE RELEASE


CORONA DEL MAR, CALIFORNIA, December 24, 1996 -- Comprehensive Care Corporation (NYSE:CMP) (COMPCARE(R)) announced today that the Company has extended the expiration date of its Exchange Offer from December 23, 1996 to December 30, 1996. Chriss W. Street, chairman and chief executive officer, said "We believe that additional outstanding proxies may have been delayed as a result of holiday mail. The deadline extension will provide the necessary time for receipt of any pending proxies."

The terms and conditions of the Exchange Offer are more fully described in the offering circular, copies of which may be obtained from Kerri Ruppert, Secretary, upon request addressed to her c/o Comprehensive Care Corporation, 1111 Bayside Drive, Suite 100, Corona del Mar, CA 92625 or by telephone at
(714) 222-2273, ext. 102.

The foregoing announcement is not a solicitation of any Debenture holder to exchange any Debentures, and such Exchange Offer may only be made pursuant to the offering circular of the Company being distributed to Debenture holders. The Company filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule 13E-4, and a definitive Proxy Statement on Schedule 14-A, each of which contains material information about important factors that may affect or relate to the Company's Exchange Offer.

COMPCARE(R) provides care and care coordination on a contractual or at-risk (managed care) basis of chronic and catastrophic diseases to HMOs, hospitals, the government and corporations throughout the United States and its protectorates through its Disease State Management(SM) products.



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